UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 6, 2006

(Date of Report (date of earliest event reported))

Jackson Hewitt Tax Service Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32215	20-0779692
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive office)	(Zip Code)

(973) 630-1040

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 6, 2006, Jackson Hewitt Tax Service Inc., Jackson Hewitt Inc. and certain affiliates agreed to amend and restate their existing senior revolving credit facility (the “Amended and Restated Credit Agreement”). The primary purposes of the amendment were to: (1) extend the maturity date of the facility to 2011, (2) adjust the pricing and covenant levels to reflect current market conditions and (3) increase the principal amount available under the facility from $250 million to $450 million.

Under the terms of the Amended and Restated Credit Agreement, borrowings will continue to be used to finance working capital needs, general corporate purposes, potential acquisitions and repurchases of our common stock. The Amended and Restated Credit Agreement continues to provide for loans in the form of Eurodollar or Base Rate borrowings. Eurodollar borrowings bear interest at LIBOR, as defined in the Amended and Restated Credit Agreement, plus a credit spread based on a grid, currently 0.5% per annum. Base Rate borrowings bear interest primarily at the Prime Rate, as defined in the Amended and Restated Credit Agreement. We may also use the Amended and Restated Credit Agreement to issue letters of credit for general corporate purposes. The Amended and Restated Agreement carries an unused fee based on a grid, currently at 0.1% per annum, and calculated on the undrawn portion of the $450 million facility.

The Amended and Restated Credit Agreement contains covenants substantially similar to those in the original facility with the exception of the maximum consolidated leverage ratio, which is changed from (2.5 to 1.0) to (3.0 to 1.0). The consolidated leverage ratio is the ratio of consolidated debt to consolidated Earnings Before Interest, Taxes, Depreciation and Amortization, each as defined in the Amended and Restated Credit Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Mark L. Heimbouch
Mark L. Heimbouch
Executive Vice President and Chief Financial Officer

Date: October 10, 2006

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